News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, January 23, 2020 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months ended December 31, 2019.

The Company reported net income of $553,000 for the three months ended December 31, 2019, compared with net income of $685,000 for the three months ended December 31, 2018.

Basic and diluted earnings per share were $0.10 for the three months ended December 31, 2019 compared to $0.12 for the three months ended December 31, 2018.

“The first three months of our fiscal year was another positive quarter for Magyar Bancorp,” stated John Fitzgerald, President and Chief Executive Officer.  “Despite a 25 basis point cut in interest rates by the Federal Reserve during the quarter, which occurred just a month after another 25 basis point rate cut, Magyar’s net interest margin increased on a year over year basis to 3.44% for the three months ended December 31, 2019. The Bank’s ability to increase non-interest bearing deposits by 4% during the quarter played a key role in growing our net interest margin. In addition, the Bank saw a 10% reduction in Total Non-Performing Assets, and we expect this trend to continue in the new calendar year. Looking ahead, we expect to continue to capitalize on our relationships throughout our marketplace and build on the momentum generated in 2019 for both deposit and loan growth.”

Results of Operations

Net income decreased $132,000, or 19.3%, during the three-month period ended December 31, 2019 compared with the three-month period ended December 31, 2018, due to higher non-interest expenses and lower non-interest income, partially offset by higher net interest and dividend income.

The Company’s net interest and dividend income increased $97,000, or 1.9%, to $5.1 million for the quarter ended December 31, 2019 from $5.0 million for the quarter ended December 31, 2018. A 12 basis point increase in the Company’s net interest margin to 3.44% more than offset a $10.5 million decrease in average interest earning assets between the two periods.

The yield on the Company’s interest-earning assets increased 16 basis points to 4.55% for the three months ended December 31, 2019 from 4.39% for the three months ended December 31, 2018 due to higher average balances of loans receivable, net of allowance for loan losses, which increased $13.5 million between periods, and due to higher yields on loans receivable, which increased 9 basis points to 4.86% for the three months ended December 31, 2019 from 4.77% for the three months ended December 31, 2018. The cost of interest-bearing liabilities increased 5 basis points to 1.41% for the three months ended December 31, 2019 from 1.36% for the three months ended December 31, 2018.

Interest and dividend income increased $111,000, or 1.7%, to $6.8 million for the three months ended December 31, 2019 from $6.7 million for the three months ended December 31, 2018. The increase was attributable to a higher yield on interest-earning assets, which increased 16 basis points to 4.55% for the three months ended December 31, 2019 from 4.39% for the three months ended December 31, 2018. The higher yields more than offset lower average balances of interest-earning assets, which decreased $10.5 million between periods and primarily occurred in lower-yielding interest-earning deposits.

Interest expense increased $14,000, or 0.9%, to $1.6 million for the three months ended December 31, 2019 compared with the three months ended December 31, 2018. The average balance of interest-bearing liabilities decreased $12.0 million, or 2.5%, between the two periods, while the cost of such liabilities increased 5 basis points to 1.41% for the quarter ended December 31, 2019 compared with the prior year period.

The Company’s provision for loan losses was $210,000 for the three months ended December 31, 2019 compared to $201,000 for the three months ended December 31, 2018. There were $2,000 in net recoveries for the three months ended December 31, 2019 compared with no charge-offs or recoveries during the three months ended December 31, 2018.

Non-interest income decreased $22,000, or 5.2%, to $404,000 during the three months ended December 31, 2019 compared to $426,000 for the three months ended December 31, 2018. The decrease in non-interest income was attributable to lower service charges, specifically loan prepayment penalties, which decreased $56,000. Partially offsetting the decline were higher gains from the sales of loans, which increased $26,000.

Non-interest expenses increased $239,000, or 5.6%, to $4.5 million during the three months ended December 31, 2019 from $4.3 million during the three months ended December 31, 2018. Compensation and employee benefits expense increased $145,000, or 5.9%, for the three months ended December 31, 2019 due to new positions in the Bank’s regulatory compliance department and due to annual merit increases for employees during the year. In addition, higher legal fees related to the collection and foreclosure of non-performing loans resulted in a $58,000 increase in professional expenses and other real estate owned expenses increased $57,000 due to higher valuation allowances between the quarterly periods.

The Company recorded tax expense of $238,000 on pre-tax income of $791,000 for the three months ended December 31, 2019, compared to $279,000 on pre-tax income of $964,000 for the three months ended December 31, 2018. The Company’s effective tax rate for the three months ended December 31, 2019 was 30.1% compared with 28.9% for the three months ended December 31, 2018.

Balance Sheet Comparison

Total assets increased $10.6 million, or 1.7%, to $640.9 million during the three months ended December 31, 2019. The quarterly increase was attributable to higher loans receivable, net of allowance for loan loss and investment securities, partially offset by lower cash and interest earning deposits.

Cash and interest earning deposits with banks decreased $2.3 million, or 10.4% to $19.2 million at December 31, 2019 from $21.5 million at September 31, 2019 to fund loan and investment security growth during the three months ended December 31, 2019.

At December 31, 2019, investment securities totaled $48.4 million, reflecting an increase of $2.2 million, or 4.8%, from September 30, 2019. The Company purchased three mortgage-backed securities totaling $5.2 million during the three months ended December 31, 2019. The Company received payments from mortgage-backed securities and bond calls totaling $2.9 million. There were no sales of investment securities during the period. Investment securities at December 31, 2019 consisted of $42.7 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $2.5 million in U.S. government-sponsored enterprise debt securities, $3.0 million in corporate notes, and $271,000 in “private-label” mortgage-backed securities. There were no other-than-temporary-impairment charges for the Company’s investment securities for the three months ended December 31, 2019.

Total loans receivable increased $7.4 million, or 1.4%, during the three months ended December 31, 2019 to $530.4 million and were comprised of $230.9 million (43.5%) in commercial real estate loans, $195.3 million (36.9%) in 1-4 family residential mortgage loans, $49.7 million (9.4%) in commercial business loans, $29.8 million (5.6%) in construction loans, $19.9 million (3.7%) in home equity lines of credit, and $4.8 million (0.9%) in other loans. Expansion of the portfolio during the quarter ended December 31, 2019 occurred in 1-4 family residential real estate loans (including home equity lines of credit), which increased $6.9 million, construction loans, which increased $1.3 million, and commercial business loans which increased $960,000. Partially offsetting these increases were commercial real estate loans, which decreased $1.6 million, and other loans, which decreased $178,000 during the quarter.

Total non-performing loans decreased by $1.5 million, or 21.0%, to $5.4 million at December 31, 2019 from $6.9 million at September 30, 2019. The decrease was primarily due to the repayment of a $1.6 million commercial real estate loan. The ratio of non-performing loans to total loans decreased to 1.03% at December 31, 2019 from 1.32% at September 30, 2019.

Included in the non-performing loan totals were five commercial loans totaling $2.2 million, two residential mortgage loans totaling $328,000 and one construction loan totaling $2.9 million.

The allowance for loan loss increased by $212,000 during the three months ended December 31, 2019 to $5,100,000. The increase was attributable to the establishment of specific reserves totaling $320,000 for two non-performing loans, partially offset by lower general reserves resulting from lower non-performing loans and the change in the composition of total loans receivable during the quarter.

The allowance for loan losses as a percentage of non-performing loans increased to 93.6% at December 31, 2019 from 70.9% at September 30, 2019. Our allowance for loan losses as a percentage of total loans was 0.96% at December 31, 2019 compared with 0.93% at September 30, 2019. Future increases in the allowance for loan losses may be necessary based on possible future increases in non-performing loans and charge-offs, possible additional deterioration of collateral values, and the possible deterioration of the current economic environment.

Other real estate owned decreased $66,000, or 0.9%, to $7.5 million during the quarter ended December 31, 2019. The decrease was primarily due to an increase in the valuation allowance against the other real estate portfolio. The Company is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market further improves, leasing properties to offset maintenance costs and selling the properties.

Total deposits increased $13.6 million, or 2.6%, to $543.7 million during the three months ended December 31, 2019. The inflow in deposits occurred in certificates of deposit (including individual retirement accounts), which increased $15.3 million, or 13.1%, to $132.1 million and in non-interest bearing checking accounts, which increased $4.3 million, or 4.0%, to $110.7 million. Partially offsetting these increases were interest-bearing checking accounts (NOW), which decreased $2.8 million, or 5.8%, to $45.4 million, money market accounts, which decreased $2.0 million, or 1.1%, to $186.1 million, and savings accounts, which decreased $1.2 million, or 1.7%, to $69.4 million.

The Company held $6.9 million in brokered certificates of deposit at December 31, 2019 and September 30, 2019.

Federal Home Loan Bank of New York advances and securities sold under agreements to repurchase were $30.5 million at December 31, 2019 and $36.2 million at September 30, 2019. The Company used proceeds from deposit inflows during the quarter to repay two maturing term borrowings that had a weighted average cost of 2.42%.

The Company did not repurchase shares of its common stock during the three months ended December 31, 2019. Through December 31, 2019, the Company had repurchased 81,000 shares at an average price of $8.33 pursuant to the second stock repurchase plan, which has reduced outstanding shares to 5,820,746.

The Company’s book value per share increased to $9.49 at December 31, 2019 from $9.39 at September 30, 2019. The increase was due to the Company’s results from operations.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of non-performing loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	December 31,
	2019	2018

Income Statement Data:
Interest and dividend income	$6,772	$6,661
Interest expense	1,642	1,628
Net interest and dividend income	5,130	5,033
Provision for loan losses	210	201
Net interest and dividend income after
provision for loan losses	4,920	4,832
Non-interest income	404	426
Non-interest expense	4,533	4,294
Income before income tax expense	791	964
Income tax expense	238	279
Net income	$553	$685

Per Share Data:
Basic earnings per share	$0.10	$0.12
Diluted earnings per share	$0.10	$0.12
Book value per share, at period end	$9.49	$8.99

Selected Ratios (annualized):
Return on average assets	0.35%	0.43%
Return on average equity	4.01%	5.26%
Net interest margin	3.44%	3.32%

	December 31,	September 30,
	2019	2019
Balance Sheet Data:
Assets	$640,935	$630,328
Total loans receivable	530,448	523,001
Allowance for loan losses	5,100	4,888
Investment securities - available for sale, at fair value	17,494	16,703
Investment securities - held to maturity, at cost	30,917	29,481
Deposits	543,654	530,075
Borrowings	30,488	36,189
Shareholders' Equity	55,232	54,651

Asset Quality Data:
Non-performing loans	$5,449	$6,894
Other real estate owned	7,462	7,528
Total non-performing assets	12,911	14,422
Allowance for loan losses to non-performing loans	93.60%	70.90%
Allowance for loan losses to total loans receivable	0.96%	0.93%
Non-performing loans to total loans receivable	1.03%	1.32%
Non-performing assets to total assets	2.01%	2.29%
Non-performing assets to total equity	23.38%	26.39%